Exhibit 99.1

Battalion Oil Corporation Announces Landmark Agreement to Develop Acid Gas Treatment Facility

HOUSTON, TEXAS – May 16, 2022 – Battalion Oil Corporation (NYSE American: BATL, “Battalion” or the “Company”), through a wholly-owned subsidiary, has entered into a joint venture agreement with Caracara Services, LLC (“Caracara”) to develop a strategic acid gas treatment and carbon sequestration facility (the “Facility”) in Winkler County, Texas. The joint venture, operating as Brazos Amine Treater, LLC (“BAT”), has also entered into a Gas Treating Agreement (“GTA”) with certain of Battalion’s wholly-owned subsidiaries for gas production from the Company’s Monument Draw area.

Key Highlights

●	Increases profitability, reducing overall gathering and other costs by 20 to 30 percent on an annual basis
●	Enhances environmental impact by capturing and sequestering a significant amount of produced CO2 and H2S
●	Facility utilizes an existing well permitted for acid gas injection (“AGI”), minimizing incremental capital requirements of the Company
●	Accelerates balance sheet improvement

Project Overview

Richard Little, the Company's Chief Executive Officer, commented, “This agreement is a key milestone for Battalion as we transition to profitable growth and further balance sheet improvement. Not only does it provide a comprehensive, more environmentally friendly solution for our current and future sour gas treating needs, but it does so while considerably reducing our operating costs. We are very excited to break ground on this project and look forward to seeing it operational in early 2023.”

The Facility will be developed and operated by BAT and will utilize a new, centralized amine treating train supported by an AGI well (Hutchings-Sealy #4). The AGI well is an existing well which is currently drilled and completed to a total depth of 18,250’ and permitted for the injection of acid gas. The contemplated Facility will have an initial capacity of approximately 30 million cubic feet a day (“MMcfd”) as part of Phase 1 and is designed to treat natural gas for carbon dioxide (CO2) and hydrogen sulfide (H2S) with combined concentrations up to 10 percent. After treating, the Facility will deliver sweet gas back to Battalion who will redeliver to dedicated third-party midstream providers. At initial capacity, this Facility will be able to fully capture and sequester more than 50,000 tons per year of H2S and CO2. Battalion anticipates that capacity for a potential Phase 2 could be up to 50 MMcfd through expansion of the initial Facility with additional growth opportunities available through a second permitted AGI well controlled by Battalion.

The GTA, dated effective March 1, 2022, sets a target in-service date of one year after the effective date and provides firm capacity of 30 MMcfd (i.e., expected initial capacity) with the Company retaining a right of first refusal on all future capacity. Treating rates under the GTA are tiered based on volume and represent cost savings of more than $2 per thousand cubic feet over the Company’s existing Valkyrie plant. The decreased treating rates are expected to reduce overall gathering and other costs per barrel of oil equivalent by 20 to 30 percent on an annual basis.

Caracara will provide all remaining capital for the construction of the Facility and associated infrastructure while Battalion contributed to the joint venture a wellbore with an approved permit for the injection of acid gas and surface land for the Facility with road access rights. Additionally, Battalion will workover the AGI well prior to Facility in-service. In exchange for its contribution, Battalion retained a 5 percent equity interest in the joint venture.

Mr. Little commented further, “This is a significant development for Battalion, and one that is several years in the making. Since obtaining the permits for our AGI wells, we have spent considerable time and effort searching for the right partner to develop this facility. We believe we have found that with Caracara.”

Caracara constructs, owns and operates carbon capture, utilization and sequestration infrastructure that unlocks economic value for its customers. The Caracara team has a track record of providing environmentally friendly and innovative solutions in the water treatment, natural gas treatment, and carbon sequestration industries. Clane LaCrosse, the CEO of Caracara, stated, “our proven methods support organizations in the transition to tomorrow’s energy sources by reducing their carbon footprint without sacrificing economics. We are proud to partner with Battalion to help them successfully drive down costs while significantly reducing their carbon footprint in an environmentally friendly manner.”

Additional information about this project may be found on the Company’s website at www.battalionoil.com on the Events and Presentations page under the Investors tab.

About Battalion

Battalion Oil Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements. Forward-looking statements include, among others, statements about anticipated production, liquidity, capital spending, drilling and completion plans, and forward guidance. Forward-looking statements may often, but not always, be identified by the use of such words such as "expects", "believes", "intends", "anticipates", "plans", "estimates", “projects”, "potential", "possible", or "probable" or statements that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and other filings submitted by the Company to the U.S. Securities and Exchange Commission (“SEC”), copies of which may be obtained from the SEC's website at www.sec.gov or through the Company's website at www.battalionoil.com. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company's expectations.

Contact

Chris Lang Manager, Finance Battalion Oil Corporation (832) 538-0551	Lester Caldwell Director of Gas Assets Caracara Services (214) 897-3596